Consent of Independent Registered Public Accounting Firm


To the Board of Directors of
Stock Dividend Fund, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 21, 2024, with respect to the financial statements and financial highlights of Stock
Dividend Fund, Inc. which is included in Form N-CSR for
 the year ended December 31, 2023 and to use our name and the statement with respect to us, as appearing in Part B to the Registration Statement under the heading ?Other Service Providers? in the Statement of Additional Information.


/s/ Turner, Stone & Company, LLP


Dallas, Texas
February 21, 2024